EXCHANGE AGREEMENT
     EXCHANGE AGREEMENT (this “Agreement”), dated as of September 22, 2009, by and between AEI, a Cayman Islands exempted company (“AEI”), and D.E. Shaw Laminar Portfolios, L.L.C., a Delaware limited liability company (“D.E. Shaw” and, together with AEI, the “Parties”).
     WHEREAS, D.E. Shaw holds 12,160,608 American Depositary Receipts (“TGS ADRs”), representing 60,803,040 Class B Shares, par value Ps.1, of Transportadora de Gas del Sur S.A., a company organized and existing under the laws of Argentina (“TGS”); and
     WHEREAS, D.E. Shaw desires to transfer, or cause to be transferred, to AEI or its designee, 12,160,608 TGS ADRs in exchange for 1,976,099 ordinary shares, par value U.S.$0.002 per share, in the capital of AEI (the “AEI Shares”) to be delivered to D.E. Shaw pursuant to the terms and conditions of this Agreement.
     NOW, THEREFORE, the Parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Addendum to Shareholders Agreement” means the Addendum to the Shareholders Agreement substantially in the form attached hereto as Exhibit A.
     “AEI” has the meaning set forth in the Preamble.
     “AEI Agreements” means the Addendum to Shareholders Agreement and the Joinder Agreement.
     “AEI Disclosure” means (i) AEI’s registration statement on Form 20-F filed by AEI with the Securities and Exchange Commission (the “SEC”) on March 27, 2009 and as amended on March 31, 2009, (ii) AEI’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008 filed with the SEC on May 22, 2009, as amended, (iii) AEI’s Current Report on Form 6-K filed with the SEC on August 19, 2009 (containing AEI Unaudited Condensed Consolidated Financial Statements and MD&A as of June 30, 2009 and December 31, 2008 and for the Three and Six Months Ended June 30, 2009 and 2008), and (iv) AEI’s registration statement on Form F-1 filed by AEI with the SEC on August 18, 2009.
     “AEI Excluded Information” has the meaning set forth in Section 4.11.
     “AEI Shares” has the meaning set forth in the Recitals.
     “Affiliate” means, with respect to a given Person (in this definition, the “Relevant Person”), any Person who directly or indirectly, Controls, or is Controlled by, or is under a common Control with, the Relevant Person; provided, that no shareholder of a Party (or any Subsidiary or Affiliate of any such shareholder) shall be deemed to be an Affiliate of such Party for purposes of this Agreement. As used in this definition, “Control,” “Controlling” and “Controlled” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
     “Agreement” has the meaning set forth in the Preamble.
     “Anti-Money Laundering Laws” means any Law of any relevant jurisdiction having the force of law and relating to anti-money laundering.
     “Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York, New York or Houston, Texas are authorized or required to be closed.
     “D.E. Shaw” has the meaning set forth in the Preamble.
     “D.E. Shaw Excluded Information” has the meaning set forth in Section 3.04
     “Government Authority” has the meaning set forth in the definition of Government Official.
     “Government Official” means (i) an employee, officer or representative of, or any Person otherwise acting in an official capacity for or on behalf of, (a) a national government, political subdivision thereof, or local jurisdiction therein; (b) an instrumentality, board, commission, court, or agency, whether civilian or military, of any of the above, however constituted; (c) a government-owned/government-controlled association, organization or enterprise; or (d) a political party (collectively “Government Authority”); (ii) a legislative, administrative, or judicial official, regardless of whether elected or appointed; (iii) an officer or individual who holds a position in a political party; (iv) a candidate for political office; (v) an individual who holds any royal family, official, ceremonial, or other positions with a government or any of its agencies; or (vi) an officer or employee of a supra-national organization (e.g., World Bank, United Nations, International Monetary Fund, OECD).
     “Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, multinational or supranational, domestic or foreign, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority that has, in each case, jurisdiction over the matter in question.
     “Joinder Agreement” means the Joinder Agreement substantially in the form attached hereto as Exhibit B.
     “Law/Laws” means any constitutional provision, statute, law, rule, ordinance, regulation, treaty, code, executive order or interpretation of any Governmental Entity and any Order.
     “Liens” means all liens, pledges, charges, mortgages, hypothecations, deeds of trust, security interests, assignments in trust or by way of security or other encumbrances or restrictions on title with respect to such security (collectively, “Liens”).

     “Material Adverse Effect” means, with respect to a given Person (in this definition, the “Relevant Person”) any change, event or effect (i) that is materially adverse to the business, assets, liabilities, results of operations or financial condition of the Relevant Person and its Subsidiaries, taken as a whole, excluding any such change, event or effect arising out of or in connection with or resulting from: (A) general economic or business conditions or changes thereto to the extent such conditions or changes do not have a materially disproportionate effect on the Relevant Person and its Subsidiaries, taken as a whole, relative to other entities operating businesses similar to the Relevant Person or its Subsidiaries; (B) changes, events or effects generally affecting the energy infrastructure business in emerging markets to the extent such changes, events or effects do not have a materially disproportionate effect on the Relevant Person and its Subsidiaries, taken as a whole, relative to other entities operating businesses similar to the Relevant Person or its Subsidiaries; (C) any change, event or effect resulting from or associated with acts of war, armed hostilities or terrorism; (D) changes in commodity, credit, security or financial markets, including without limitation, currency exchange rates or interest rates; (E) changes in applicable laws or regulations or the interpretation thereof (except those changes the effect of which would result in an expropriation without fair compensation); (F) changes in generally accepted accounting principles or the interpretation thereof; or (G) any announcements regarding the transactions contemplated by this Agreement or the performance by the Relevant Person of its obligations hereunder or the consummation of the transactions contemplated hereby or (ii) that has a material adverse effect on the ability of the Relevant Person to perform its obligations hereunder or to consummate the transactions contemplated hereby.
     “OFAC List” means the Specially Designated Nationals and Blocked Persons List, as published by the United States Department of the Treasury Office of Foreign Asset Control from time to time, and available on the Internet at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html or any official successor website or any other person or entity that because of its domicile or ownership is targeted under any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, all as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, as collectively interpreted and applied by the U.S. government at the prevailing point in time.
     “Order” means any binding and enforceable decree, injunction, judgment, order, ruling, assessment, stipulation, determination or writ issued by or agreement entered into with a Governmental Entity (whether preliminary or final).
     “Parties” has the meaning set forth in the Preamble.
     “Person” means any natural person, association, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, joint venture, trust or any other entity, organization or Governmental Entity.
     “Relevant Person” has the meaning set forth in the definition of Affiliate.
     “SEC” has the meaning set forth in the definition of AEI Disclosure.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Shareholders Agreement” means the Second Amended and Restated Shareholders Agreement, dated as of May 9, 2008, by and among AEI (formerly known as Ashmore Energy International) and the shareholders of AEI a party thereto.
     “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or Controlled by such Person or by one or more of its Subsidiaries.
     “TGS” has the meaning set forth in the Recitals.
     “TGS ADRs” has the meaning set forth in the Recitals.
ARTICLE II
EXCHANGE
     Section 2.01. Exchange. At the Closing, D.E. Shaw shall transfer to AEI (or its designee) good and valid title to 12,160,608 TGS ADRs free and clear of all Liens. In consideration therefor, AEI shall issue and deliver to D.E. Shaw 1,976,099 AEI Shares (valued at $16.00 per share) and shall enter D.E. Shaw as the holder of record of such AEI Shares in the register of members of AEI (the “Exchange”).
     Section 2.02. Closing. The closing shall take place at 10:00 A.M., New York City time, on a date to be mutually agreed by the parties, which date shall be as soon as practicable and in any event no later than October 9, 2009 at the offices of Clifford Chance US LLP, located at 31 W. 52nd Street, New York, New York or at such other time and place as the Parties agree upon, orally or in writing (which time and place are designated as the “Closing”).
     Section 2.03. Closing Deliveries. At the Closing,
          (a) D.E. Shaw shall:
               (i) cause its broker to transfer 12,160,608 TGS ADRs to an account designated in writing by AEI (such account information to be delivered at least two Business Days prior to the Closing); and
               (ii) deliver duly executed copies of the AEI Agreements.
          (b) AEI shall deliver or cause to be delivered to D.E. Shaw evidence reasonably satisfactory to D.E. Shaw of the registration of D.E. Shaw as the owner of 1,976,099 AEI Shares in AEI’s register of members.
          (c) The parties shall deliver to each other such certificates and documents as reasonably requested and agreed by the parties.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF AEI
     AEI hereby represents and warrants to D.E. Shaw, that:
     Section 3.01. Organization and Related Matters.
          (a) AEI is an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands and has all necessary corporate power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as and where it is now being conducted.
          (b) AEI is duly qualified to do business in all jurisdictions in which such qualification is necessary due to the nature of the property owned, leased or operated by it or the nature of the business conducted by it except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on AEI.
     Section 3.02. Authorization. AEI has the corporate power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of AEI. This Agreement has been duly executed and delivered by AEI. This Agreement constitutes a legally valid and binding obligation of AEI enforceable against AEI in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to creditors’ rights generally and by general equitable principles.
     Section 3.03. Capitalization; Valid Issuance.
          (a) The authorized share capital of AEI as of the date hereof is U.S. $10,000,000 which is divided into and consists solely of 5,000,000,000 shares, par value U.S.$0.002 each, of which 232,275,443.83 shares have been issued and are outstanding as of the date hereof. Except as set forth in the AEI Disclosure, as of the date hereof there are no outstanding (i) securities of AEI convertible into or exchangeable or exercisable for shares or any other capital stock, voting stock or ownership interests in AEI, (ii) options, warrants, rights or other contracts or other obligations, commitments or arrangements of AEI to issue, sell, repurchase, redeem or otherwise acquire any shares or any other capital stock, voting stock or ownership interests in AEI (or securities convertible into or exchangeable for shares, any other capital stock, voting stock or ownership interests in AEI) or (iii) obligations of AEI to grant, extend or enter into any subscription, warrant, right or other contract relating to any capital stock, voting or other ownership interests of AEI.
          (b) Upon issuance of the AEI Shares by AEI to D.E. Shaw against delivery of the TGS ADRs by D.E. Shaw to AEI pursuant to the terms and conditions of this Agreement, such AEI Shares shall have been duly authorized and validly issued and will be fully paid and nonassessable and D.E. Shaw will acquire the legal title to, and will become the record owner of, 1,976,099 AEI Shares, free and clear of all Liens or restriction on transfer or preemptive or other similar rights, other than the rights set forth in the Shareholders Agreement and other than restrictions on transfer under applicable securities Laws.
     Section 3.04. Possession of Information. AEI acknowledges that (i) D.E. Shaw currently may have, and later may come into possession of information with respect to the TGS ADRs that is not known to AEI and that may be material to a decision to acquire the TGS ADRs (the “D.E. Shaw Excluded Information”), (ii) AEI has determined to acquire the TGS ADRs and exchange the AEI Shares notwithstanding its lack of knowledge of the D.E. Shaw Excluded Information and (iii) D.E. Shaw shall not have any liability to AEI and AEI waives and releases any claims that it might have against D.E. Shaw whether under applicable securities Laws or otherwise, with respect to the nondisclosure of the D.E. Shaw Excluded Information in connection with the Exchange.
     Section 3.05. No Other Representations. Except as expressly provided above, or elsewhere in this Agreement, AEI does not make to D.E. Shaw, and AEI hereby expressly disclaims, any representation or warranty of any kind or nature, written or oral, statutory, express or implied, including, without limitation, with respect to AEI or any of its assets.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF D.E. SHAW
     Section 4.01. Organization and Related Matters.
          (a) D.E. Shaw is a limited liability company duly organized and validly existing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as and where it is now being conducted.
          (b) D.E. Shaw is duly qualified to do business in all jurisdictions in which such qualification is necessary due to the nature of the property owned, leased or operated by it or the nature of the business conducted by it except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on D.E. Shaw.
     Section 4.02. Authorization. D.E. Shaw has the limited liability company power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of D.E. Shaw. This Agreement has been duly executed and delivered by D.E. Shaw. This Agreement constitutes a legally valid and binding obligation of D.E. Shaw enforceable against D.E. Shaw in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to creditors’ rights generally and by general equitable principles.
     Section 4.03. TGS ADRs. D.E. Shaw is the lawful beneficial owner of 12,160,608 TGS ADRs, free and clear of all Liens or restrictions on transfer whatsoever, except for any Liens created by this Agreement and restrictions on transfer under applicable Law. Upon the delivery of such TGS ADRs to

AEI (or its designee) in the manner contemplated under Section 2.01, AEI (or its designee) will acquire the beneficial and legal title to such TGS ADRs which shall be free and clear of all Liens or restrictions on transfer except for restrictions on transfer under federal and state securities laws. There are no outstanding options, warrants or other rights of any kind to acquire from D.E. Shaw any TGS ADRs or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire from D.E. Shaw any such shares, nor is D.E. Shaw committed to issue any such option, warrant, right or security.
     Section 4.04. Compliance. In connection with the performance of the Agreement and its acquisition of the AEI Shares, D.E. Shaw and its Affiliates have complied in all material respects with the applicable requirements of the Anti-Money Laundering Laws. Neither D.E. Shaw nor, to D.E. Shaw’s knowledge, any of D.E. Shaw’s directors or executive officers or any greater than one percent of D.E. Shaw’s beneficial owners, by number of owners and ownership percentage, are Persons included on the OFAC List.
     Section 4.05. Foreign Corrupt Practices Act. In connection with the performance of the Agreement and its acquisition of the AEI Shares, D.E. Shaw has not, and that D.E. Shaw does not know or have reason to know that any of its officers, directors, employees, or agents have, or in the future, will, pay, offer, promise, or authorize the payment of money or anything of value, directly or indirectly, to a Government Official while knowing or having reason to know that any portion of such exchange is for the purpose of:
               (i) influencing any act or decision of such Government Official(s) in their official capacity, including the failure to perform an official function, in order to assist D.E. Shaw or any beneficiary of D.E. Shaw in obtaining or retaining business, or directing business to any third party;
               (ii) securing an improper advantage;
               (iii) inducing such Government Official(s) to use their influence to affect or influence any act or decision of a Governmental Authority in order to assist AEI, D.E. Shaw or any beneficiary of D.E. Shaw in obtaining or retaining business, or directing business to any third party; or
               (iv) providing an unlawful personal gain or benefit, of financial or other value, to such Government Official(s).
     Section 4.06. Restricted Securities. D.E. Shaw acknowledges receipt of the AEI Disclosure. D.E. Shaw understands that the AEI Shares have not been registered under the Securities Act or the securities or blue sky Laws of any State of the United States or any other jurisdiction. D.E. Shaw also understands that the AEI Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act and any such State or other jurisdictions’ securities or blue sky Laws based in part upon D.E. Shaw’s representations contained in this Agreement.
     Section 4.07. Acquisition For Own Account. D.E. Shaw is receiving the AEI Shares for D.E. Shaw’s own account for investment only, and not with a view towards a distribution thereof in violation of the Securities Act; provided, that this representation and warranty shall not limit D.E. Shaw’s right to sell the AEI Shares in compliance with applicable securities Laws.
     Section 4.08. Financial Sophistication; Information. D.E. Shaw is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks involved in purchasing the AEI Shares and to make an informed decision relating thereto. Without limiting the representations and warranties in Article IV, (i) D.E. Shaw has been furnished with the materials relating to the business, operations, financial condition, assets and liabilities of AEI and other matters relevant to D.E. Shaw’s investment in the AEI Shares, which have been requested by D.E. Shaw and (ii) D.E. Shaw has had adequate opportunity to ask questions of, and receive answers from, the officers, employees, agents, accountants, and representatives of AEI concerning the business, operations, financial condition, assets, liabilities of AEI and all other matters relevant to its investment in the AEI Shares.
     Section 4.09. No Public Market. D.E. Shaw understands that no public market now exists for any of the shares in AEI’s capital, and that AEI has made no assurances that a public market will ever exist for its shares. D.E. Shaw is able to bear the economic risk of this investment indefinitely.
     Section 4.10. Legends. D.E. Shaw understands that the AEI Shares will be uncertificated, but that if certificates representing the AEI Shares are subsequently prepared, such certificates will bear any legends required under applicable Law.
     Section 4.11. Possession of Information. D.E. Shaw acknowledges that (i) AEI currently may have, and later may come into possession of, information with respect to TGS that is not known to D.E. Shaw and that may be material to a decision to exchange the TGS ADRs for AEI Shares (“AEI Excluded Information”), (ii) D.E. Shaw has determined to exchange the TGS ADRs and acquire the AEI Shares notwithstanding its lack of knowledge of the AEI Excluded Information and (iii) AEI shall not have any liability to D.E. Shaw and D.E. Shaw waives and releases any claims that it might have against AEI whether under applicable securities Laws or otherwise, with respect to the nondisclosure of the AEI Excluded Information in connection with the Exchange.
     Section 4.12. No Other Representations. Except as expressly provided above, or elsewhere in this Agreement, D.E. Shaw does not make to AEI, and D.E. Shaw hereby expressly disclaims, any representation or warranty of any kind or nature, written or oral, statutory, express or implied, including, without limitation, with respect to D.E. Shaw or any of its assets.
ARTICLE V
ADDITIONAL COVENANTS
     Section 5.01. Transfer Notices. AEI and D.E. Shaw and their respective Affiliates shall cooperate with each other to prepare and file, or cause to be filed, the following notices (and any documents or instruments necessary in connection with such notices) with respect to the Exchange; provided, that any pricing information with respect to the Exchange to be set forth in any such notices must be jointly agreed in writing by AEI and D.E. Shaw prior to the filing of such notices:

          (a) (i) Promptly after the execution and delivery of this Agreement by each of the Parties, AEI (or its designee) and D.E. Shaw (or its designee) shall each deliver the applicable notice in the forms substantially attached hereto as Exhibit C to the Comisión Nacional de Valores and (ii) promptly after Closing, AEI (or its designee) and D.E. Shaw (or its designee) shall each notify the Comisión Nacional de Valores of the closing of this Agreement;
          (b) (i) Promptly after the execution and delivery of this Agreement by each of the Parties, AEI (or its designee) and D.E. Shaw (or its designee) shall deliver a notice substantially in the form attached hereto as Exhibit D to the Bolsa de Comercio de Buenos Aires and (ii) promptly after Closing, AEI (or its designee) and D.E. Shaw (or its designee) shall notify the Bolsa de Comercio de Buenos Aires of the closing of this Agreement.
     Section 5.02. Further Assurances. From time to time after the date hereof, without additional consideration, each of the Parties will (or, if appropriate, cause their subsidiaries or Affiliates to) execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement.
ARTICLE VI
TERMINATION
     Section 6.01. Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing by:
          (a) the mutual written agreement of AEI and D.E. Shaw;
          (b) AEI or D.E. Shaw, if any court of competent jurisdiction or other competent governmental entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting all or any portion of the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable; or
          (c) AEI or D.E. Shaw, if the Closing shall not have occurred on or before October 9, 2009, unless the failure to consummate the Closing is due to the failure to act by the terminating Party (or its Affiliates).
ARTICLE VII
MISCELLANEOUS
     Section 7.01. Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.
          (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, ENFORCED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY

SUBMITS TO THE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK AND ANY FEDERAL COURT LOCATED IN NEW YORK COUNTY, NEW YORK WITH RESPECT TO ANY PROCEEDING RELATING TO THIS AGREEMENT. FURTHER, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION OR DEFENSE THAT IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING IN ANY SUCH COURTS. THE PARTIES AGREE THAT ANY OR ALL OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ANY OBJECTIONS TO VENUE OR TO CONVENIENCE OF FORUM. EACH OF THE PARTIES (ON BEHALF OF ITSELF AND ITS AFFILIATES) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.
          (b) To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.
          (c) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 7.01.
     Section 7.02. No Consequential Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR PUNITIVE DAMAGES OR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR LOST PROFITS, EVEN IF UNDER APPLICABLE LAW, SUCH LOST PROFITS WOULD NOT BE CONSIDERED CONSEQUENTIAL OR SPECIAL DAMAGES.
     Section 7.03. Notices. (a) All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed to have been duly given only if delivered personally, by facsimile or other electronic transmission services, or by overnight mail, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

If to AEI:
Clifton House
75 Fort Street
P.O. Box 190GT
George Town, Grand Cayman
Cayman Islands
Attention: Director
With a copy (which shall not constitute notice) to:
AEI Services LLC
700 Milam Street, Suite 700
Houston, TX 77002
Attention: General Counsel
Facsimile: (713) 345-5538
With a copy (which shall not constitute notice) to:
Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: David Brinton
Facsimile: (212) 878-8375
If to D.E. Shaw:
D. E. Shaw Laminar Portfolios, L.L.C.
c/o D. E. Shaw & Co., L.P.
120 West 45th Street
39th Floor, Tower 45
New York, NY 10036
Attention: Maureen Welby Knoblauch
Facsimile: (212) 845-1628
With a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attn: Francesca Levin
Facsimile: (212) 225-3999
          (b) All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by facsimile or similar electronic transmission, on the date of such delivery, and (iii) in the case of delivery by internationally-recognized overnight courier, on the third business day following dispatch.
     Section 7.04. Assignment. No party hereto may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party hereto.
     Section 7.05. Amendments. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Parties.
     Section 7.06. Entire Agreement. This Agreement constitutes the entire agreement among D.E. Shaw and AEI and supersedes any prior understandings, agreements or representations by or among them, written or oral, relating to the subject matter hereof.
     Section 7.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by facsimile) to the other Party.
[Signature page to follow.]

     IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, has caused this Agreement to be duly executed and delivered on the date first set forth above.

AEI
By:	/s/ Miguel A. Mendoza
	Name:	Miguel A. Mendoza
	Title:	Authorized Representative

D.E. SHAW LAMINAR PORTFOLIOS, L.L.C.
By:	/s/ Brandon Baer
	Name:	Brandon Baer
	Title:	Authorized Signatory